                                                                    EXHIBIT 12.1

                             TRANS-RESOURCES, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS, EXCEPT RATIOS)

                                                            YEAR ENDED DECEMBER 31,                  AS
                                                -----------------------------------------------   ADJUSTED
                                                 1993      1994      1995      1996      1997       1997
                                                 ----      ----      ----      ----      ----     --------
Income (loss) before income taxes and
  extraordinary item..........................  $10,986   $17,219   $(6,125)  $15,209   $ 4,396   $ 4,278
Deduct (add) -- equity in earnings (loss) of
  investee....................................       --      (402)      478    (2,280)   (1,558)   (1,558)
                                                -------   -------   -------   -------   -------   -------
Income (loss) before equity in earnings of
  investee, income taxes and extraordinary
  item........................................  $10,986   $16,817   $(5,647)  $12,929   $ 2,838   $ 2,720
                                                =======   =======   =======   =======   =======   =======
Fixed charges, as defined:
    Interest expense..........................  $27,405   $28,369   $34,498   $32,195   $29,475   $29,593
    Capitalized interest......................      352     3,360       953        --        35        35
    Portion of rent considered to be
      interest................................    1,278     1,162     1,769     1,561     1,496     1,496
                                                -------   -------   -------   -------   -------   -------
    Total fixed charges.......................   29,035    32,891    37,220    33,756    31,006    31,124
                                                -------   -------   -------   -------   -------   -------
Total earnings (excluding capitalized interest
  above)......................................  $39,669   $46,348   $30,620   $46,685   $33,809   $33,809
                                                =======   =======   =======   =======   =======   =======
Ratio of earnings to fixed charges............      1.4x      1.4x       --       1.4x      1.1x      1.1x
                                                =======   =======   =======   =======   =======   =======

     The deficiency of earnings to fixed charges was $6,600,000 for the year ended December 31, 1995.